DIRECT LINE: 202.383.0158 E-mail: steve.roth@sutherland.com

April 30, 2010

VIA EDGAR Board of Directors National Life Insurance Company One National Life Drive Montpelier, VT 05604

Re: National Variable Life Insurance Account

Ladies and Gentlemen:

     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 2 to the Registration Statement on Form N-6 by National Variable Life Insurance Account for certain variable life insurance policies (File No. 333-151535). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth

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